UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K/A
(Amendment No. 1)

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: October 11, 2017
(Date of earliest event reported)

ITT INC.
(Exact name of registrant as specified in its charter)

Indiana	001-05672	81-1197930
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)
1133 Westchester Avenue White Plains, New York (Address of principal executive offices) 10604 (Zip Code)
(914) 641-2000 Registrant’s telephone number, including area code:

Not Applicable
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Arrangements of Certain Officers.

(d) Appointment of Director to Committee. On October 11, 2017, the Company filed a Form 8-K under Item 5.02 pursuant to which it announced that, effective immediately, the Board of Directors of the Company had elected Mario Longhi to its Board of Directors. At that time, Mr. Longhi had not been appointed to any committees of the Board of Directors.

On December 5, 2017, the Board of Directors of the Company appointed Mr. Longhi to the Compensation and Personnel Committee of the Board of Directors, effective immediately. The Board of Directors previously considered the independence of Mr. Longhi under the New York Stock Exchange listing standards and the Company's corporate governance principles and concluded that he is an independent director and in connection with his appointment to serve as a member of the Compensation and Personnel Committee, concluded that he satisfied the additional criteria for service as a member of the Compensation and Personnel Committee.

Mr. Longhi is not a current or former employee of the Company. In addition, neither Mr. Longhi nor any of his immediate family members is a party, either directly or indirectly, to any transaction that would be required to be reported under Item 404(a) of Regulation S-K, nor is Mr. Longhi a party to any arrangement or understanding pursuant to which he was selected as a director.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ITT INC. (Registrant)

December 6, 2017	By:	/s/ Mary E. Gustafsson
Name: Mary E. Gustafsson
Title: Senior Vice President, General Counsel and Chief Compliance Officer (Authorized Officer of Registrant)